Exhibit 99.1

AdStar Company Contact: Jeff Baudo, 310-577-8255, jbaudo@adstar.com

AdStar Media Contact: Kevin Wilson, 513-885-5520, kwilson@kevinwilsonpr.com

AdStar Reports Higher Revenues and Reduced Net Loss
for First Quarter of 2005

Quarter Highlighted by Positive EBITDA and 62% Gross Profit Margin

MARINA DEL REY, Calif. — May 16, 2005 — AdStar, Inc. (Nasdaq: ADST), a leading applications service provider (“ASP”) of e-commerce transaction technology for the advertising and publishing industries, today reported improved operating results for the first quarter of 2005.

For the three months ended March 31, 2005, net revenues increased 22% to approximately $1.27 million, compared with net revenues of approximately $1.05 million in the first quarter of 2004. Revenues from ASP transactions, licensing/software fees, and customization/other activities were all higher than in the corresponding period of the prior-year.

The number of prepaid advertising transactions processed using AdStar’s ASP technology infrastructure approximated 68,272 in the first quarter of 2005, versus 57,637 a year earlier, for a gain of 18%. Total ASP transactions, including large contract accounts, rose approximately 7% to 109,948 in the most recent quarter, versus 102,380 in the prior-year period. ASP revenue increased 11% to $427,332 (vs. $384,606). Licensing and software fees increased 17% to $639,848 (vs. $547,988), while customization and other revenues increased 80% to $207,052 (vs. $114,892), when compared with the corresponding period of the prior-year.

Gross profit margin improved to approximately 62% of net revenues during the most recent quarter, compared with approximately 60% in the quarter ended March 31, 2004. Gross profits rose 24% to $783,868 in the first quarter of 2005, when compared with gross profits of $630,165 in the prior-year quarter. The company’s net loss was reduced by 61% to $212,249, or $0.02 per share, in the quarter ended March 31, 2005, versus a net loss of $541,859, or $0.04 per share, in the first quarter of 2004. EBITDA, or earnings before interest, taxes, depreciation and amortization, improved to a positive $65,670 in the most recent quarter, compared with a negative EBITDA of $324,782 in the corresponding period of the prior year (see reconciliation table at the end of this release).

“We are very pleased with the company’s progress during the first quarter of 2005,” stated Leslie Bernhard, president and chief executive officer of AdStar, Inc. “We were able to lower our net loss significantly as revenues grew 22% and gross profits rose 24%, while we reduced selling, marketing, and development expenses in accordance with a cost-reduction strategy implemented late last year. I am particularly pleased to report a positive EBITDA for the most recent quarter. We used less than $150,000 of cash in our operating activities and ended the quarter with almost $1.4 million of cash in the bank, compared with less than $1.1 million of cash available at the end of 2004. Overall, I believe AdStar’s achievements during the first quarter are consistent with our goal to become cash flow positive and profitable as the year progresses. These trends continued during the month of April, when the number of ASP transactions set a new record.”

“In March, we announced one of the largest contracts in the company’s history when MediaNews Group Interactive selected our e-commerce suite to power Web-based ad sales for each of its 50 newspapers,” continued Bernhard. “This agreement calls for an aggressive implementation schedule, and by the end of the second quarter, we expect virtually all of MediaNews Group’s newspapers to be using our technology platform to allow advertisers to create, schedule and pay for both print and online classified ads. A growing number of newspaper companies are finally recognizing the critical role that e-commerce must play in the future success of their organizations. Interest in our proprietary technology has increased significantly in recent months, and we are currently in negotiations with a number of newspaper organizations regarding the use of our technology across multiple publications.”

“As we add new customers and continue to expand our existing relationships with many of the nation’s leading newspapers, such as The Dallas Morning News, The Washington Post and Tribune Company newspapers, our ASP revenue growth should accelerate. We are optimistic that this trend will become evident in future quarters, thereby validating our ability to help publishers capitalize on the potential of ‘reverse publishing’ using the Internet. We are in a great position to satisfy the growing demand for e-commerce services that can help publishers increase online revenues, improve efficiencies and enhance their current advertising strategies with a more integrated approach,” concluded Bernhard.

The Company will host a conference call today at 4:15 p.m. Eastern Time (EDT). Shareholders and other interested parties may participate in the conference call by dialing 800-322-0079 (international/local participants dial 973-935-2100) a few minutes before 4:15 p.m. EDT on May 16, 2005. The call will also be broadcast live on the Internet at www.adstar.com. A replay of the conference call will be available two hours after its completion, from May 16, 2005 until May 23, 2005, by dialing 877-519-4471 for participants in the US/Canada (international/local participants dial 973-341-3080) and entering the conference ID 6055610. The replay of the call will be archived on the company’s website at www.adstar.com until August 16, 2005.

About AdStar, Inc.
AdStar, Inc. is the leading provider of e-commerce transaction software and services for the advertising and publishing industries. AdStar’s proprietary suite of e-commerce services includes remote ad entry software and web-based ad transaction services, as well as payment processing and content processing solutions that are provided through its Edgil Associates subsidiary, the industry’s largest supplier of automated payment processing services. AdStar’s ad transaction infrastructure powers classified ad sales for more than 40 of the largest newspapers in the United States, the Newspaper Association of America’s bonafideclassifieds.com, CareerBuilder, and a growing number of other online and print media companies. EdgCapture, Edgil’s automated payment process solution, is currently employed by call centers at more than 100 of the nation’s leading newspaper and magazines. AdStar is headquartered in Marina del Rey, Calif., and its Edgil office is located in North Chelmsford, Mass. For additional information on AdStar, Inc., visit www.adstar.com.

Forward Looking Statements
This release contains forward-looking statements concerning the business and products of the Company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties including, but not limited to, the following: historical business has already matured, new online business is unproven and may not generate expected revenues, and Internet security risks. Other risks inherent in the business of the Company are described in Securities and Exchange Commission filings, including the Company’s annual report on Form 10-KSB. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Financial Tables to Follow

AdStar, Inc. and Subsidiary
Consolidated Balance Sheet

March 31, 2005 (unaudited)

Assets

Current assets:
Cash and cash equivalents	$1,371,759
Accounts receivable, net of allowance for doubtful accounts of $81,000	800,540
Notes receivable from officers — current portion	8,134
Prepaid and other current assets	229,302

Total current assets	2,409,735
Notes receivable from officers, net of current portion	222,258
Property and equipment, net	132,175
Capitalized and purchased software, net	1,411,572
Intangible assets, net	1,373,028
Goodwill	2,132,219
Other assets	102,279

Total assets	$7,783,266

Liabilities and Stockholders’ Equity
Current liabilities:
Due to publications	$1,642,205
Accounts payable and accrued expenses	1,089,613
Deferred revenue and customer deposits — current portion	364,558
Loans from Stockholders, current portion	21,000
Capital lease obligations	11,227
Convertible Note — current portion	337,423

Total current liabilities	3,466,026
Deferred revenue — net of current portion	34,223
Loans from Stockholders, net of current portion	21,000
Convertible Note, net of current portion	328,758

Total liabilities	3,850,007
Commitments and contingencies	3,933,259
Total stockholders’ equity	$7,783,266

Total liabilities and stockholders’ equity	$7,783,266

AdStar, Inc. and Subsidiary
Statements of Operations

For the three months ended
March 31, 2004 and 2005 (unaudited)

	2005	2004
ASP, net	$427,332	$384,606
Licensing and software	639,848	547,988
Customization and other	207,052	114,892

Net Revenues	1,274,232	1,047,486
Cost of revenues, including depreciation and amortization of $186,188 and $157,687	490,364	417,321

Gross profit	783,868	630,165
General and administrative expense	483,754	437,859
Selling and marketing expense	174,113	327,618
Product maintenance and development expenses	230,721	375,658
Amortization	22,059	22,116

Loss from operations	(126,779)	(533,086)
Beneficial interest and amortization of financing fees on Convertible Note	(67,686)	—
Interest income (expense), net	(14,371)	(1,153)

Loss before taxes	(208,836)	(534,239)
Provision for income taxes	3,413	7,620

Net loss	$(212,249)	$(541,859)
Preferred dividend on exercise of warrants	(98,399)	—

Net loss applicable to common stockholders	$(310,648)	$(541,859)

Loss per share — basic and diluted	$(0.02)	$(0.04)
Weighted average number of shares — basic and diluted	15,227,525	12,772,767

AdStar, Inc. and Subsidiary
Statements of Cash Flows

For the three months ended
March 31, 2004 and 2005 (unaudited)

	2005	2004
Cash flows from operating activities:
Net loss	$(212,249)	$(541,859)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	192,552	208,303
Beneficial interest and amortization of financing fees on Convertible Note	67,686	—
Allowance for doubtful accounts	(8,684)	—
Stock based vendor payments	—	17,175
Changes in assets and liabilities:
Accounts receivable	(207,203)	45,227
Prepaid and other assets	(58,844)	(73,931)
Due to publications	343,276	369,997
Accounts payable and accrued expenses	(299,537)	(189,717)
Deferred revenue and customer deposits	38,463	133,258

Net cash provided by (used in) operating activities	(144,540)	(31,547)

Cash flows from investing activities:
Purchase of Edgil Associates, Inc.	—	(85,000)
Purchase of property and equipment	(7,374)	(9,044)
Additions to capitalized and purchased software	(20,767)	(157,516)
Additions to intangible assets	—	(4,000)
Principal repayments of shareholder notes receivable	1,965	1,859

Net cash used in investing activities	(26,176)	(253,701)

Cash flows from financing activities:
Proceeds from exercises of options and warrants	595,160	83,801
Principal repayments of convertible debt	(138,633)	—
Principal repayments on capital leases	(7,058)	(8,256)

Net cash provided by financing activities	449,469	75,545

Net increase in cash and cash equivalents	278,753	(209,703)
Cash and cash equivalents at beginning of period	1,093,006	2,092,477

Cash and cash equivalents at end of period	$1,371,759	$1,882,774

AdStar, Inc. and Subsidiary
Calculation of Earnings Before Interest Taxes Depreciation and Amortization

For the three months ended
March 31, 2004 and 2005 (unaudited)

	2005	2004
Net loss	$(212,249)	$(541,859)
Interest expense, net	82,057	1,153
Provision for income taxes	3,413	7,620
Depreciation and amortization	192,449	208,304

Before Interest Taxes Depreciation and Amortization	$65,670	$(324,782)